THE CHEFS' WAREHOUSE, INC. 8-K

Exhibit 99.1

The Chefs’ Warehouse Reports Third Quarter 2017 Financial Results
Net Sales Growth of 9.1%
Ridgefield, CT, November 8, 2017 - The Chefs’ Warehouse, Inc. (NASDAQ: CHEF), a premier distributor of specialty food products in the United States and Canada, today reported financial results for its third quarter ended September 29, 2017.

Financial highlights for the third quarter of 2017 compared to the third quarter of 2016:

•	Net sales increased 9.1% to $325.1 million for the third quarter of 2017 from $297.9 million for the third quarter of 2016.

•	GAAP net income was $2.9 million, or $0.11 per diluted share, for the third quarter of 2017 compared to net income of $1.3 million, or $0.05 per diluted share, in the third quarter of 2016.

•	Modified pro forma net income per diluted share was $0.11 for the third quarter of 2017 compared to modified pro forma earnings per diluted share $0.07 for the third quarter of 2016.

•	Adjusted EBITDA[1] was $16.4 million for the third quarter of 2017 compared to $14.6 million for the third quarter of 2016.

“We continued our positive momentum in the third quarter, despite a number of challenging headwinds. Our thoughts and prayers are with the families who were impacted by Hurricanes Harvey and Irma.  We are honored to have contributed food, water and man power in the relief efforts and are proud to support and assist those in need where possible,” said Chris Pappas, chairman and chief executive officer of The Chefs' Warehouse, Inc. “We are experiencing continued headwinds in the fourth quarter with the tragedy in Las Vegas as well as the devastating fires in Northern California. However, the majority of our customer base remains healthy during this challenging consumer environment.”

“We are pleased to have added the Fells Point team and their expertise in specialty protein and artisanal protein manufacturing to our Chefs' Warehouse family toward the end of the quarter, strengthening our protein presence on the East Coast,” concluded Pappas.

Third Quarter Fiscal 2017 Results

Net sales for the quarter ended September 29, 2017 increased 9.1% to $325.1 million from $297.9 million for the quarter ended September 23, 2016. Organic growth contributed $21.3 million, or 7.2% to sales growth in the quarter. The remaining sales growth of $5.8 million, or 1.9% resulted from the acquisition of Fells Point Wholesale Meats Inc. on August 25, 2017. Organic case count grew approximately 3.6% in our specialty division, which net of the expected attrition from our Chicago fold-in acquisition was 5.2%. In addition, growth in unique customers and placements grew 4.4% and 5.4%, respectively, compared to the prior year quarter. Excluding the impact of the Fells Point acquisition, pounds sold in our protein division declined 1.2% compared to the prior year quarter, impacted in part by the impact of both hurricanes Harvey and Irma. Estimated inflation continued its sequential increase and was 5.3% and 5.1% in our specialty and protein divisions, respectively, compared to the prior year quarter.

Gross profit increased approximately 8.8% to $80.9 million for the third quarter of 2017 from $74.4 million for the third quarter of 2016. Gross profit margin decreased approximately 8 basis points to 24.9% from 25.0%, due in large part to the impact of inflation. Gross margins in the Company's specialty division decreased 12 basis points and decreased 3 basis points in the Company's protein division compared to the prior year quarter.

1Please see the Consolidated Statements of Operations at the end of this earnings release for a reconciliation of EBITDA, Adjusted EBITDA, modified pro forma net income and modified pro forma EPS to these measures' most directly comparable GAAP measure.

Total operating expenses increased by approximately 6.5% to $70.4 million for the third quarter of 2017 from $66.1 million for the third quarter of 2016. As a percentage of net sales, operating expenses were 21.7% in the third quarter of 2017 compared to 22.2% in the third quarter of 2016. The decrease in the Company’s operating expense ratio is due largely to better utilization of the Company's warehouse facilities, lower warehouse and selling labor costs as a percent of sales, and lower depreciation and amortization expense, offset in part by higher compensation costs related to the Company's management infrastructure.

Operating income for the third quarter of 2017 was $10.5 million compared to $8.3 million for the third quarter of 2016. The increase in operating income was driven primarily by increased gross profit, offset in part by higher operating expenses, as discussed above. As a percentage of net sales, operating income was 3.2% in the third quarter of 2017 compared to 2.8% in the third quarter of 2016.

Total interest expense decreased to $5.6 million for the third quarter of 2017 compared to $5.9 million for the third quarter of 2016 due primarily to a reduction in interest rates charged on the Company's outstanding debt.

Net income for the third quarter of 2017 was $2.9 million, or $0.11 per diluted share, compared to net income of $1.3 million, or $0.05 per diluted share, for the third quarter of 2016.

Adjusted EBITDA1 was $16.4 million for the third quarter of 2017 compared to $14.6 million for the third quarter of 2016. For the third quarter of 2017, modified pro forma net income1 was $2.9 million and modified pro forma EPS1 was $0.11 compared to modified pro forma net income of $1.7 million and modified pro forma EPS of $0.07 for the third quarter of 2016.

Full Year 2017 Guidance
Based on current trends in the business, the Company is providing the following updated financial guidance for fiscal year 2017:

•	Net sales between $1.29 billion and $1.30 billion

•	Gross profit between $327.0 million and $330.0 million

•	Net income between $10.0 million and $10.8 million

•	Net income per diluted share between $0.38 and $0.41

•	Adjusted EBITDA between $64.5 million and $66.5 million

•	Modified pro forma net income per diluted share between $0.39 and $0.43

This guidance is based on an effective tax rate of approximately 41.6% and fully diluted shares of approximately 26.2 million shares. Note that the Company does not expect the outstanding convertible notes to be dilutive and accordingly, those convertible shares are not included in the fully diluted share count.

Third Quarter 2017 Earnings Conference Call
The Company will host a conference call to discuss third quarter 2017 financial results today at 5:00 p.m. EST. Hosting the call will be Chris Pappas, chairman and chief executive officer, and John Austin, chief financial officer. The conference call will be webcast live from the Company’s investor relations website at http://investors.chefswarehouse.com/. The call can also be accessed live over the phone by dialing (877) 407-4018, or for international callers (201) 689-8471. A replay will be available one hour after the call and can be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers; the conference ID is 13672531. The replay will be available until Wednesday, November 15, 2017, and an online archive of the webcast will be available on the Company’s investor relations website for 30 days.

Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, the Company's ability to successfully deploy its operational initiatives to achieve synergies from the acquisition of the Del Monte entities; the Company's sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer discretionary spending on food-away-from-home purchases; the Company's vulnerability to economic and other developments in the geographic markets in which it operates; the risks of supply chain interruptions due to a lack of long-term contracts, severe weather or more prolonged climate change, work stoppages or otherwise; the risk of loss of customers due to the fact that the Company does not customarily have long-term contracts with its customers; the risks of loss of revenue or reductions in operating margins in the Company’s protein business as a result of competitive pressures within this segment of the Company’s business; changes in the availability or cost of the Company's specialty food products; the ability to effectively price the Company's specialty food products and reduce the Company's expenses; the relatively low margins of the foodservice distribution industry and the Company's and its customers' sensitivity to inflationary and deflationary pressures; the Company's ability to successfully identify, obtain financing for and complete acquisitions of other foodservice distributors and to integrate and realize expected synergies from those acquisitions; the Company's ability to service customers from its new Chicago, San Francisco and Las Vegas distribution centers and the expenses associated therewith; increased fuel cost volatility and expectations regarding the use of fuel surcharges; fluctuations in the wholesale prices of beef, poultry and seafood, including increases in these prices as a result of increases in the cost of feeding and caring for livestock; the loss of key members of the Company's management team and the Company's ability to replace such personnel; and the strain on the Company's infrastructure and resources caused by its growth. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. A more detailed description of these and other risk factors is contained in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 10, 2017 and other reports filed by the Company with the SEC since that date. The Company is not undertaking to update any information in the foregoing report until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company's control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

About The Chefs’ Warehouse
The Chefs' Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States and Canada focused on serving the specific needs of chefs who own and/or operate some of the nation's leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolatiers, cruise lines, casinos and specialty food stores. The Chefs' Warehouse, Inc. carries and distributes more than 43,000 products to more than 28,000 customer locations throughout the United States and Canada.

Contact:
Investor Relations
John Austin, CFO, (718) 684-8415

THE CHEFS' WAREHOUSE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THIRTEEN AND THIRTY-NINE WEEKS ENDED SEPTEMBER 29, 2017 AND SEPTEMBER 23, 2016
(unaudited, in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 29, 2017	September 23, 2016	September 29, 2017	September 23, 2016

Net Sales	$325,076	$297,917	$944,422	$849,962
Cost of Sales	244,171	223,525	707,017	637,809
Gross Profit	80,905	74,392	237,405	212,153

Operating Expenses	70,411	66,106	211,627	187,318
Operating Income	10,494	8,286	25,778	24,835

Interest Expense	5,593	5,947	17,406	35,271
Loss on Asset Disposal	10	40	10	43
Income (Loss) Before Income Taxes	4,891	2,299	8,362	(10,479)

Provision for Income Tax Expense (Benefit)	2,040	956	3,479	(4,360)

Net Income (Loss)	$2,851	$1,343	$4,883	$(6,119)

Net Income (Loss) Per Share:
Basic	$0.11	$0.05	$0.19	$(0.24)
Diluted	$0.11	$0.05	$0.19	$(0.24)

Weighted Average Common Shares Outstanding:
Basic	26,092,387	25,936,832	26,011,913	25,911,278
Diluted	27,387,619	25,977,171	26,063,655	25,911,278

THE CHEFS' WAREHOUSE, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 29, 2017 AND DECEMBER 30, 2016
(in thousands)

	September 29, 2017	December 30, 2016
	(unaudited)
Cash	$4,071	$32,862
Accounts receivable, net	135,398	128,030
Inventories, net	109,862	87,498
Prepaid expenses and other current assets	11,564	16,101
Total current assets	260,895	264,491

Equipment and leasehold improvements, net	69,041	62,183
Software costs, net	5,114	5,927
Goodwill	172,943	163,784
Intangible assets, net	143,533	131,131
Other assets	3,024	6,022
Total assets	$654,550	$633,538

Accounts payable	$83,067	$65,514
Accrued liabilities	16,871	17,546
Accrued compensation	11,156	9,519
Current portion of long-term debt	4,224	14,795
Total current liabilities	115,318	107,374

Long-term debt, net of current portion	315,115	317,725
Deferred taxes, net	9,113	6,958
Other liabilities	10,528	7,721
Total liabilities	450,074	439,778

Preferred stock	—	—
Common stock	266	263
Additional paid in capital	132,405	127,180
Cumulative foreign currency translation adjustment	(1,581)	(2,186)
Retained earnings	73,386	68,503
Stockholders' equity	204,476	193,760

Total liabilities and stockholders' equity	$654,550	$633,538

THE CHEFS' WAREHOUSE, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE THIRTY-NINE WEEKS ENDED SEPTEMBER 29, 2017 AND SEPTEMBER 23, 2016
(unaudited, in thousands)

	September 29, 2017	September 23, 2016
Cash flows from operating activities:
Net income (loss)	$4,883	$(6,119)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	6,322	4,966
Amortization	8,712	8,704
Provision for allowance for doubtful accounts	2,841	2,674
Deferred credits	254	1,340
Deferred taxes	1,755	1,169
Amortization of deferred financing fees	1,574	1,209
Loss on debt extinguishment	—	22,310
Stock compensation	2,384	1,909
Loss on sale of assets	10	43
Change in fair value of contingent earn-out liability	72	(1,601)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(5,760)	4,627
Inventories	(19,731)	5,638
Prepaid expenses and other current assets	1,668	(15,612)
Accounts payable and accrued liabilities	20,430	(8,424)
Other liabilities	(1,997)	(1,186)
Other assets	(214)	(439)
Net cash provided by operating activities	23,203	21,208

Cash flows from investing activities:
Capital expenditures	(9,860)	(11,532)
Cash paid for acquisitions, net of cash received	(29,722)	(19,742)
Net cash used in investing activities	(39,582)	(31,274)

Cash flows from financing activities:
Payment of debt	(11,641)	(156,655)
Proceeds from issuance of debt	—	315,810
Net change in revolving credit facility	—	(93,382)
Cash paid for deferred financing fees	—	(7,691)
Debt prepayment penalty and other fees	—	(21,219)
Cash paid for contingent earn-out liability	(500)	(2,660)
Surrender of shares to pay withholding taxes	(455)	(552)
Net cash (used in) provided by financing activities	(12,596)	33,651

Effect of foreign currency translation on cash and cash equivalents	184	152

Net (decrease) increase in cash and cash equivalents	(28,791)	23,737
Cash and cash equivalents at beginning of period	32,862	2,454
Cash and cash equivalents at end of period	$4,071	$26,191

THE CHEFS' WAREHOUSE, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) PER COMMON SHARE
THIRTEEN AND THIRTY-NINE WEEKS ENDED SEPTEMBER 29, 2017 AND SEPTEMBER 23, 2016
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 29, 2017	September 23, 2016	September 29, 2017	September 23, 2016
Numerator:
Net Income (Loss)	$2,851	$1,343	$4,883	$(6,119)
Add effect of dilutive securities:
Interest on convertible notes, net of tax	134	—	—	—
Adjusted Net Income (Loss)	$2,985	$1,343	$4,883	$(6,119)
Denominator:
Weighted average basic common shares outstanding	26,092,387	25,936,832	26,011,913	25,911,278
Dilutive effect of unvested common shares	57,858	40,339	51,742	—
Dilutive effect of convertible notes	1,237,374	—	—	—
Weighted average diluted common shares outstanding	27,387,619	25,977,171	26,063,655	25,911,278

Net Income (Loss) Per Share:
Basic	0.11	0.05	0.19	(0.24)
Diluted	0.11	0.05	0.19	(0.24)

THE CHEFS' WAREHOUSE, INC.
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET INCOME (LOSS)
FOR THE THIRTEEN AND THIRTY-NINE WEEKS ENDED SEPTEMBER 29, 2017 AND SEPTEMBER 23, 2016
(unaudited; in thousands)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 29, 2017	September 23, 2016	September 29, 2017	September 23, 2016
Net Income (Loss)	$2,851	$1,343	$4,883	$(6,119)
Interest expense	5,593	5,947	17,406	35,271
Depreciation	2,095	2,029	6,322	4,966
Amortization	2,981	3,137	8,712	8,704
Provision for income tax (benefit) expense	2,040	956	3,479	(4,360)
EBITDA (1)	15,560	13,412	40,802	38,462

Adjustments:
Stock compensation (2)	770	540	2,384	1,909
Duplicate rent (3)	—	196	86	628
Integration and deal costs/third party transaction costs (4)	—	152	—	424
Change in fair value of earn-out obligation (5)	24	215	72	(1,601)
Moving expenses (6)	64	99	438	511

Adjusted EBITDA (1)	$16,418	$14,614	$43,782	$40,333

1.
We are presenting EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of EBITDA and Adjusted EBITDA as performance measures permits a comparative assessment of our operating performance relative to our performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2.	Represents non-cash stock compensation expense associated with awards of restricted shares of our common stock and stock options to our key employees and our independent directors.

3.	Represents duplicate rent expense for our Bronx, NY, Chicago, IL and San Francisco, CA distribution facilities.

4.	Represents transaction related costs incurred to complete and integrate acquisitions, including due diligence, legal, integration, and cash and non-cash stock transaction bonuses.

5.	Represents the non-cash change in fair value of contingent earn-out liabilities related to our acquisitions.

6.	Represents moving expenses for the consolidation of our Chicago, IL, San Francisco, CA, Los Angeles, CA and Miami, FL facilities.

THE CHEFS' WAREHOUSE, INC.
RECONCILIATION OF MODIFIED PRO FORMA NET INCOME TO NET INCOME (LOSS)
THIRTEEN AND THIRTY-NINE WEEKS ENDED SEPTEMBER 29, 2017 AND SEPTEMBER 23, 2016
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 29, 2017	September 23, 2016	September 29, 2017	September 23, 2016
Net Income (Loss)	$2,851	$1,343	$4,883	$(6,119)

Adjustments to Reconcile Net Income (Loss) to Modified Pro Forma Net Income (1):
Duplicate rent (2)	—	196	86	628
Integration and deal costs/third party transaction costs (3)	—	152	—	424
Moving expenses (4)	64	99	438	511
Change in fair value of earn-out obligations (5)	24	215	72	(1,601)
Loss on early extinguishment of debt (6)	—	—	—	22,310
Tax effect of adjustments (7)	(37)	(275)	(248)	(9,265)

Total Adjustments	51	387	348	13,007

Modified Pro Forma Net Income	$2,902	$1,730	$5,231	$6,888

Diluted Earnings per Share - Modified Pro Forma	$0.11	$0.07	$0.20	$0.27

Diluted Shares Outstanding - Modified Pro Forma	27,387,619	25,977,171	26,063,655	25,911,278

1.
We are presenting modified pro forma net income and modified pro forma earnings per share (EPS), which are not measurements determined in accordance with U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income available to common stockholders, provide a more complete understanding of our business than could be obtained absent this disclosure. We use modified pro forma net income available to common stockholders and modified pro forma EPS, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of modified pro forma net income available to common stockholders and modified pro forma EPS as performance measures permits a comparative assessment of our operating performance relative to our performance based upon our GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2.	Represents duplicate rent expense for our Bronx, NY, Chicago, IL and San Francisco, CA distribution facilities.

3.	Represents transaction related costs incurred to complete and integrate acquisitions, including due diligence, legal, integration and cash and non-cash stock transaction bonuses.

4.	Represents moving expenses for the consolidation of our Chicago, IL, San Francisco, CA, Los Angeles, CA and Miami, FL facilities.

5.	Represents the non-cash change in fair value of contingent earn-out liabilities related to our acquisitions.

6.
Represents write-off of deferred financing fees for the refinancing of our term loan and revolving credit facility and the prepayment penalties for the early extinguishment of our senior secured notes.

7.	Represents the tax effect of items 2 through 6 above.

THE CHEFS' WAREHOUSE, INC.
RECONCILIATION OF MODIFIED PRO FORMA NET INCOME PER COMMON SHARE
THIRTEEN AND THIRTY-NINE WEEKS ENDED SEPTEMBER 29, 2017 AND SEPTEMBER 23, 2016
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 29, 2017	September 23, 2016	September 29, 2017	September 23, 2016
Numerator:
Modified Pro Forma Net Income	$2,902	$1,730	$5,231	$6,888
Add effect of dilutive securities:
Interest on convertible notes, net of tax	134	—	—	—
Adjusted Modified Pro Forma Net Income	$3,036	$1,730	$5,231	$6,888
Denominator:
Weighted average basic common shares outstanding	26,092,387	25,936,832	26,011,913	25,911,278
Dilutive effect of unvested common shares	57,858	40,339	51,742	—
Dilutive effect of convertible notes	1,237,374	—	—	—
Weighted average diluted common shares outstanding	27,387,619	25,977,171	26,063,655	25,911,278

Modified Pro Forma Net Income per share:
Diluted	$0.11	$0.07	$0.20	$0.27

THE CHEFS' WAREHOUSE, INC.
RECONCILIATION OF ADJUSTED EBITDA GUIDANCE FOR FISCAL 2017
(unaudited; in thousands)

	Low-End Guidance	High-End Guidance
Net Income:	$10,000	$10,800
Provision for income tax expense	7,200	7,700
Depreciation & amortization	20,700	21,000
Interest expense	22,700	23,000
EBITDA (1)	60,600	62,500

Adjustments:
Stock compensation (2)	3,300	3,300
Duplicate occupancy and moving costs (3)	500	600
Change in fair value of earn-out obligation (4)	100	100

Adjusted EBITDA (1)	$64,500	$66,500

1.
We are presenting estimated EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our currently estimated results and which we believe, when considered with both our estimated GAAP results and the reconciliation to our estimated net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our performance relative to our performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2.	Represents non-cash stock compensation expense expected to be associated with awards of restricted shares of our common stock to our key employees and our independent directors.

3.
Represents occupancy costs, including rent, utilities and insurance, and moving costs expected to be incurred in connection with the Company's facility consolidations while we are unable to use those facilities.

4.	Represents the non-cash change in fair value of contingent earn-out liabilities related to our acquisitions.

THE CHEFS' WAREHOUSE, INC.
2017 FULLY DILUTED EPS GUIDANCE RECONCILIATION TO 2017 MODIFIED
PRO FORMA FULLY DILUTED EPS GUIDANCE (1)(2)

	Low-End	High-End
	Guidance	Guidance

Net income per diluted share	$0.38	$0.41

Change in fair value of earn-out obligations (3)	0.00	0.00
Duplicate occupancy and moving costs (4)	0.01	0.02

Modified pro forma net income per diluted share	$0.39	$0.43

1.
We are presenting estimated modified pro forma EPS, which is not a measurement determined in accordance with U.S. generally accepted accounting principles, or GAAP, because we believe this measure provides an additional metric to evaluate our currently estimated results and which we believe, when considered with both our estimated GAAP results and the reconciliation to estimated net income per diluted share, provides a more complete understanding of our expectations for our business than could be obtained absent this disclosure. We use modified pro forma EPS, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of modified pro forma EPS as a performance measure permits a comparative assessment of our expectations regarding our estimated operating performance relative to our estimated operating performance based on our GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2.	Guidance is based upon an estimated effective tax rate of 41.6% and an estimated fully diluted share count of approximately 26.2 million shares.

3.	Represents the non-cash change in fair value of contingent earn-out liabilities related to our acquisitions.

4.
Represents occupancy costs, including rent, utilities and insurance, and moving costs expected to be incurred in connection with the Company's facility consolidations while we are unable to use those facilities.